Exhibit 10.1

AMP Holding Inc.

4540 Alpine Avenue

Blue Ash, Ohio 45242

August 23,2010

Nancy Dunlap

Letter of Appointment — Board of Directors

Dear Ms. Dunlap:

We are pleased to offer you the role of Director on the Board of Directors (the "Board") of AMP Holding Inc. (the "Company"). This letter contains the terms of your appointment as Director of the Company and will be effective from the date of the signing of this letter.

1. Your Duties:

a) You will be expected to attend all meetings (either in person or by teleconference) of the Board of the Company, of which we expect to hold approximately four per annum as well as sign all written consents if you deem appropriate. In addition, you will be expected to perform such other duties as are reasonably contemplated by your holding office as Director of the Company or which may reasonably be assigned to you by the Board from time to time.

b) As Director you will:

i)
Perform to the best of your abilities and knowledge the duties reasonably assigned to you by the Board from time to time, whether during or outside business hours and at such places as the Board reasonably requires;

ii)	Use all reasonable efforts to promote the interests of the Company;

iii)	Attend directors' meetings;

iv)	Act in the best interests of the Company; and

v)	Work closely with the Chairman of the Board of Directors and the Chief Executive Officer.

c) As you will appreciate, however, your time commitment will ultimately be a product of the matters confronting the Company from time to time and matters properly requiring your attention as a director of the Company.

Remuneration:

a) Fees

i)	The Company will pay you an annual fee of US$40,000.

ii)
The Company shall pay the annual fee in equal monthly instalments in arrears on the last day of each month. Your first and last instalments of the annual fee will be apportioned if necessary. The fee will be paid by wire to your nominated bank account.

iii)	Your fees shall be subject to adjustment periodically as determined by the Board.

b) Options: The Company shall grant you options to purchase 325,000 shares of the Company's common stock at US$0.60 per share. The options will expire five years from the vesting period. Options will vest as follows: 75,000 upon the signing of this agreement and 50,000 every six months thereafter for a total of 325,000 shares.

Expenses: Subject to you providing the Company with receipts or other evidence of payment, the Company will pay for or reimburse you for all travelling, hotel and other expenses reasonably incurred by you in connection with attending and returning from Board, Committee, Company, meetings or otherwise in connection with the Company's business. Reasonable travel and out of pocket expenses used in connection with the business of the Group shall include:

a) Cell phone bills;

b) Domestic and international travel (economy class under 4 hours and business class over 4 hours); and

c) Hotel accommodation.

4. Termination of Appointment:

a)  Your appointment as the Director may be terminated at any time by the vote of the stockholders of the Company in accordance with the certificate of incorporation and bylaws of the Company.

b)  You acknowledge and agree that if the shareholders of the Company terminate your appointment, you will have no claim of any kind against the Company by reason of the termination.

c)  You are at liberty to terminate the appointment at any time by notice in writing to the Company.

5. What happens after termination of appointment?

If your appointment is terminated for any reason or you resign for any reason:

a)  The Company may set off any amounts you owe the Company against any amounts the Company owes to you as a Director at the date of termination except for amounts the Company is not entitled by law to set off;

b)  You must return all the Company's property (including property leased by the Company) to the Company on termination including all written or machine readable material, software. computers, credit cards, keys and vehicles; and

c) You must not record any confidential information in any form after termination

6. Prohibited Activities:

a)  You undertake to the Company that you will not during the term of your appointment engage in a business or an activity that would place you in a position of conflict in respect of the performance of your duties.

b)  The terms of your appointment do not restrict you from accepting appointment as director of any other company outside of the Company's industry, providing consulting services or any other business or other activity whatsoever. The Company acknowledges and accepts your current roles as a director.

7. Notices and Other Communications:

a) Service of Notices

A notice, demand, consent, approval or communication under this letter (collectively a "Notice") must be:

i)	In writing and in English directed to the address advised by the recipient for notices, as varied by any notice: and

ii)	Hand delivered or sent by prepaid post or facsimile to that address.

  b) Effective on Receipt: A Notice given in accordance with section 7a) takes effect when received (or at a later time specified in the Notice), and is taken to be received:

i)	If hand delivered, on delivery;

ii)	If sent by prepaid post, two Business Days after the date of posting (or seven Business Days after the date of posting if posted to or from outside The United States of America);

iii)
If sent by facsimile, when the sender's facsimile system generates a message confirming successful transmission of the entire Notice unless, within eight Business Hours after the transmission, the recipient informs the sender that it has not received the entire Notice;

but if the delivery, receipt or transmission is not on a Business Day or is after 5.00pm on a Business Day, the Notice is taken to be received at 9.00am on the Business Day after that delivery, receipt or transmission.

8. Miscellaneous

a)  Alterations: This letter may be altered only in writing signed by each party.

b)  Approvals and consents: Except where this letter expressly states otherwise, a party may, in its discretion, give conditionally or unconditionally or withhold any approval or consent under this letter.

c)  Assignment: This letter may NOT be assigned by either party.

d)  Costs: Each party must pay its own costs of negotiating, preparing, and executing this letter.

e)  Survival: Any indemnity in this letter is independent and survives termination of this letter. Any other provision by its nature intended to survive termination of this letter survives termination of this letter.

f)   Counterparts: This letter may be executed in counterparts. All executed counterparts constitute one document.

g)  No Merger: The rights and obligations of the parties under this letter do not merge on completion of any transaction contemplated by this letter.

h)  Entire Agreement: This letter constitutes the entire agreement between the parties in connection with its subject matter and supersedes all previous agreements or understandings between the parties in connection with its subject matter.

i)  Further Action: Each party must do, at its own expense, everything reasonably necessary (including executing documents) to give full effect to this letter and the transactions contemplated by it.

j)  Waiver: A party does not waive a right, power or remedy if it fails to exercise or delays in exercising the right, power or remedy. A single or partial exercise of a right, power or remedy does not prevent another or further exercise of that or another right, power or remedy. A waiver of a right, power or remedy must be in writing and signed by the party giving the waiver.

k)  Relationship: Except where this letter expressly states otherwise, it does not create a relationship of employment, agency or partnership between the parties.

l) Confidentiality: A party may only use the confidential information of another party for the purposes of this letter, and must keep the existence of this letter and the terms of it and the confidential information of another party confidential information except where:

i)	The information is public knowledge (but not because of a breach of this letter) or the party has independently created the information: or

ii)	Disclosure is required by law or a regulatory body (including a relevant stock exchange).

m) Announcements: A public announcement in connection with this letter or a transaction contemplated by it must be agreed by the parties before it is made, except if required by law or a regulatory body (including a relevant stock exchange).

9.  Insurance: The Company has directors' and officers' liability insurance under which you are covered in the US and elsewhere for all usual risks during the term of your appointment as the Director. The Company will maintain that cover for the full term of your appointment.

10.  Contract for Services: This is a contract for services and is not a contract of employment.

11.  Governing Law: This Agreement shall be governed by the laws of the Commonwealth of Ohio (without giving effect to choice of law principles or rules thereof that would cause the application of the laws of any jurisdiction other than the Commonwealth of Ohio) and the invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Please sign the attached copy of this letter to indicate that you have read, understood and accept the terms of your appointmen.

Yours Sincerely,

AMP Holding Inc.

By: /s/ Stephen S. Burns
Name: Stephen S. Burns
Title: CEO and Director

Agreed and accepted by:
/s/ Nancy M. Dunlap
Nancy Dunlap